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                                                                   Exhibit 10.37



                                 AGREEMENT FOR
                         SERV-TECH TURNAROUND SERVICES
                                MANAGEMENT GROUP

      Serv-Tech, Inc. hereby agrees to the following Employee Bonus Plan:

                              EMPLOYEE BONUS PLAN

1. The Covered Entity will include the following divisions of Serv-Tech's U.S.Turnaround Maintenance operations: West Lake, Houston (South and Central), Baton Rouge, St. Louis, West Coast, New Jersey, Central Equipment, QA/QC, Safety and Purchasing. The Covered Entity excludes Life Guard(SM) decontamination, specialty welding, heat treating, refractory and other related turnaround services.

2. The Covered Entity shall also include the following current Serv-Tech offices, equipment and other leases: Houston (portion to be negotiated),Baton Rouge, St. Louis, West Coast (portion to be negotiated), and Sulphur (new) divisions, and all of the equipment utilized in all of the divisions of Serv-Tech's U.S. Turnaround Maintenance.

3. Serv-Tech and the Management Group will mutually agree as to the employees that will be initially retained by the Covered Entity.

4. The Management Group will be entitled to participation in a profit-sharing program as follows:

                     Mike Krajicek               4.0%
                     Mark Bortka                 2.0%
                     Greg Nichols                1.4%
                     Mac Bozarth                 1.4%
                     James Amuny                 1.4%
                     Jeff Wilson                 1.4%
                     Mike Prevost*               1.2%
                     "Gulf Coast Manager"        1.2%
                     Terry Jennings (Safety)     0.6%
                     Tom Peterson (QA/QC)        0.6%
                     Doug Bender                 0.4%
                     Steve Rediess               0.4%

                     To be determined            4.0%

                     * or National Sales Manager

5. The profit-share amount is equal to pre-tax earnings (according to generally accepted accounting principles; determined in conjunction with the Serv-Tech, Inc. annual audit of the Covered Entity multiplied by the above percentages.





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                                 AGREEMENT FOR
                         SERV-TECH TURNAROUND SERViCES
                                MANAGEMENT GROUP

6. Additionally, the profit-share percentages shall be increased by twenty-five percent (25%) applicable only to the excess of pre-tax earnings of the Covered Entity over the Serv-Tech, Inc. Board-approved Plan amount.

7. All such profit-sharing amounts shall be payable on March 31 following the subject year, except that sixty-six percent (66%) of the amounts determined in item 6 above will be payable in three (3) equal installments beginning March 31 of the second year following the subject year. All payment obligations noted in items 4., 5., 6., and 7. are conditioned upon and subject to continued employment by the Covered Entity of the Management Group member through the time payment is due above.

8. The earnings of Covered Entity will bear all direct costs of business, such as insurance, benefits, out-of-pocket and other costs that may be incurred on its behalf. Additionally, the Covered Entity will be initially charged an amount equal to three percent (3%) of revenues. This amount is subject to annual re-negotiation. Serv-Tech will provide legal, tax, accounting, payroll, human resources, and similar services.

9.     The Management Group's initial annual salary rate shall be:

                    Mike Krajicek            $150,000
                    Mark Bortka              $100,000
                    Greg Nichols             $ 90,000
                    Mac Bozarth              $ 70,000
                    Jim Amuny                $ 85,000

10. The following Management Group will be entitled to the following Serv-Tech stock options vesting over a three-year period. The options will be priced at market price at date of grant. Vesting is conditioned upon and subject to continued employment by the Covered Entity of the Management Group member as well as other conditions specified in the Serv-Tech Stock Option Plan.

                    Mike Krajicek              50,000
                    Mark Bortka                20,000
                    Mac Bozarth                20,000

11. The Management Group will have the right of first refusal to purchase the Covered Entity should Serv-Tech desire to sell the Covered Entity to a third party. The Management Group, acting through Mike Krajicek as sole agent, shall have sixty (60) days in which to consummate a transaction at the same price and terms as that offered by proposed purchaser and with security acceptable to Serv-Tech.





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                                 AGREEMENT FOR
                         SERV-TECH TURNAROUND SERVICES
                                MANAGEMENT GROUP

12. Should Serv-Tech sell the Covered Entity to a third party (not including the Management Group), Management Group will be entitled to twenty percent (20%) of the difference between the purchase price and the net book value of the Covered Entity, determined in accordance with generally accepted accounting principles, multiplied by the same percentages in item 4. above. Such amount is payable conditioned upon actual payment received by Serv-Tech. All rights in Items 11. and 12. shall only accrue to Management Group members as are employed by the Covered Entity at that time.

13. The earnings of the Covered Entity will be charged interest on working capital (computed monthly on all accounts receivable over 60 days) and for all capital infusions at a rate consistent with that paid by Serv-Tech to its bankers.

14. Michael Krajicek will receive an employment agreement that will include benefits as follows (but such benefits to not be payable or provided for any period after Michael Krajicek's 65th birthday): (a) a 12-month severance (lump-sum payment) and 12-month insurance (at his then present insurance premium cost) in the event he is terminated without cause prior to a Change in Control (as Change in Control is defined in Richard Daerr's current employment agreements; and (b) if Michael Krajicek is terminated without cause within three (3) years after a Change in Control, the same 12-months plus six (6) additional months monthly payments and insurance if Michael Krajicek is not comparably employed at the end of the such 12-month period.

                          THE ACQUISITION TRANSACTION

       Serv-Tech hereby agrees to purchase all of the capital stock of American Mechanical Services ("AMS") on the following terms: $300,000 cash, less debt assumed as shown on balance sheet (the shareholders represent that there is not more than $300,000 in debt), plus 70,000 unregistered shares of Serv-Tech stock. Serv-Tech will also receive an exclusive, fully paid-up license for all of AMS' and its principals' patents and technology. Should Serv-Tech desire to manufacture AMS' patented lance and extractor equipment for internal use, then James Amuny would be entitled to a cash payment of $7,500 per lance and $25,000 per extractor during the applicable patent term. Should the lance be manufactured and sold to a third party, Jim Amuny will receive $15,000 per lance; should the extractor be manufactured and sold to a third party, Jim Amuny will receive $50,000 per extractor. The owned facility in Sulpher, Louisiana, will be retained by the AMS shareholders and leased to Serv-Tech for a total monthly lease rate of $3,000, for 36 months. This acquisition is subject to due diligence satisfactory to Serv-Tech and the execution of final definitive documents





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                                 AGREEMENT FOR
                         SERV-TECH TURNAROUND SERVICES
                                MANAGEMENT GROUP

       on terms mutually agreeable to Serv-Tech, Inc. and AMS shareholders. The shareholders of AMS hereby represent that there are no outstanding options, warrants, or other rights to purchase or issue any capital stock.


SERV-TECH, INC.:

       ______________________________________________
       Senior Vice President,
       Finance and Administration


       ______________________________________________
       Vice President, General Counsel



FOR ITEMS 1 - 14:


       ______________________________________________
       Michael W. Krajicek



FOR ACQUISITION TRANSACTION:

       ______________________________________________
       James Amuny as agent for all Shareholders of AMS, including without limitation J.C. Ellender and Robert Amuny





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